Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

Synopsys Appoints Janice Chaffin to Board of Directors

MOUNTAIN VIEW, Calif. – Dec. 16, 2014 – Synopsys, Inc. (Nasdaq: SNPS), a global leader providing software, IP and services used to accelerate innovation in chips and electronic systems, today announced the appointment of Janice D. Chaffin to its board of directors, effective December 12, 2014. Ms. Chaffin is an experienced technology industry executive, specializing in strategic marketing and global operations. She has held several senior executive positions with Symantec Corporation, most recently as group president, consumer business unit from 2007 to 2013. Ms. Chaffin brings to Synopsys extensive public company board experience. She currently serves on the boards of International Game Technology and PTC Inc., and formerly served on the board of Informatica Corporation.

“Janice is an accomplished business leader in the software and hardware industries with extensive public company board experience,” said Aart de Geus, chairman and co-CEO of Synopsys. “Her demonstrated expertise in global marketing, strategy, business development, R&D management and product development complements the strong board we have at Synopsys.”

Prior to leading Symantec’s consumer business unit, Ms. Chaffin served as the company’s executive vice president and chief marketing officer from 2006 to 2007, and as senior vice president and chief marketing officer from 2003 to 2006. Before joining Symantec, Ms. Chaffin worked more than twenty years at Hewlett-Packard Company in a variety of management and marketing leadership positions. In addition to serving on the boards of International Game Technology and PTC Inc., Ms. Chaffin also serves in supporting leadership roles for Ancestry.com LLC, the UCLA Anderson School of Management, Montalvo Arts Center and Illuminate Ventures. Ms. Chaffin graduated summa cum laude from the University of California, San Diego, with a Bachelor of Arts degree in Political Science, and earned a Masters of Business Administration from the University of California, Los Angeles, where she was an Edward W. Carter Fellow.

“Synopsys is an admired global leader with a well-respected management team and long track record of success,” said Ms. Chaffin. “Synopsys stands out for many reasons, especially for its focus on accelerating innovation for customers across the technology spectrum, and its emphasis on community involvement. I look forward to contributing to the company’s strategy for continued growth and leadership.”

With the addition of Ms. Chaffin, Synopsys’ board of directors now has ten members, eight of whom are independent.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) accelerates innovation in the global electronics market. As a leader in electronic design automation (EDA) and semiconductor IP, Synopsys delivers software, IP and services to help engineers address their design, verification, system and manufacturing challenges. Since 1986, engineers around the world have been using Synopsys technology to design and create billions of chips and systems. Learn more at www.synopsys.com.

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